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                                                                      EXHIBIT 11

                       AMERICAN INTERNATIONAL GROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                         THREE MONTHS ENDED
                                                                              MARCH 31,
                                                                       -----------------------
                                                                         1996           1995
                                                                       --------       --------
Average outstanding shares used in the computation of per share earnings(a):
  Common stock(b)..................................................     506,084        506,087
  Common stock in treasury(b)......................................     (32,114)       (32,239)
                                                                       --------       --------
                                                                        473,970        473,848
                                                                       ========       ========
Net income (applicable to common stock)............................    $671,218       $572,156
                                                                       ========       ========
Net income per share...............................................    $   1.42       $   1.20
                                                                       ========       ========

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(a) The 1995 share information is adjusted to reflect a common stock split in the form of a 50 percent common stock dividend paid July 28, 1995.

(b) The effects of all other common stock equivalents are not significant.